Exhibit 99.1

For more information, contact:

Michael Ruane	Eric Erickson	Kris Block
Tel: 484-582-5405	Tel: 484-582-5480	Tel: 484-582-5505
michael.ruane@sungard.com	eric.erickson@sungard.com	kris.block@sungard.com

SunGard Announces Third Quarter 2008 Results

Wayne, PA – November 6, 2008 – SunGard, one of the world’s leading software and IT services companies, reported today that revenue for the three months ended September 30, 2008 was $1.39 billion, an increase of 14% compared to the same period in 2007. Organic revenue (revenue from businesses owned for at least one year, and excluding revenue from businesses sold in the previous twelve months) grew 11% compared to the same period in 2007, including an approximately 9% increase attributable to one of our broker/dealer businesses. Adjusting for this item, organic revenue growth in the quarter was 2%. The broker/dealer revenue has remained uncharacteristically high and is a function of market volatility and customer mix. We expect this revenue to decline at some point but are unable to predict the timing.

Adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the three months ended September 30, 2008 was $290 million, compared to $291 million in the same period in 2007.

Reported income from operations for the three months ended September 30, 2008 was $136 million, a 17% decrease compared to the same period in 2007. Reported income from operations in the three months ended September 30, 2008 and 2007 includes amortization of acquired intangible assets of $131 million and $110 million, respectively, and stock-based compensation, purchase accounting adjustments, merger costs and other expenses of $23 million and $17 million, respectively.

Adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $371 million for the three months ended September 30, 2008, an increase of 4% compared to the same period in 2007.

Cristóbal Conde, president and chief executive officer, commented, “SunGard’s performance in the quarter was solid, despite the challenging operating environment. As anticipated, the economic crisis is impacting our results and pipelines across all of our business segments. However, we entered the crisis in a position of strength: our revenue is highly diversified and largely recurring; our customers view us as a strategic partner; and we have a strong liquidity position. The lessons learned from previous economic crises apply to this one. We intend to stick to our disciplined approach to decision-making based on hard data and a long-term view of the business. The crisis is a significant opportunity for us to outpace our competitors, and we are confident that SunGard will come out of it stronger and even more competitive.”

Revenue for the first nine months of 2008 increased 15% over the same period in 2007 to $4.05 billion. Adjusted income from operations for the nine months ended September 30, 2008 was $832 million compared to $783 million last year. Reported income from operations for the nine months ended September 30, 2008 was $405 million and includes amortization of acquired intangible assets of $361 million and stock-based compensation, purchase accounting adjustments and other expenses of $66 million. In the first nine months of 2007, reported income from operations was $412 million and includes amortization of acquired intangible assets of $319 million, stock-based compensation, purchase accounting adjustments and other expenses of $52 million.

Financial Systems revenue increased 24% to $774 million for the quarter. Organic revenue grew approximately 22%, including an approximately 18% increase attributable to one of our broker/dealer businesses, which exceeded our expectations for the quarter and is not expected to continue. License fees were $35 million for the quarter, a decrease of $8 million compared to the same period in 2007.

Notable deals in the quarter included the following:

•	A large U.S.-based clearing firm extended its agreement for SunGard’s Phase3 securities processing solution.

•	One of the world’s largest third party fund administrators extended its agreement for SunGard’s Asset Arena investment accounting solution.

•	One of Europe’s largest utilities selected SunGard Energy Solutions to help it streamline its operations.

For the third year in a row SunGard was ranked in the top spot in the RiskTech 100 published by Chartis Research.

Higher Education revenue decreased 2%, all of which was organic, to $128 million for the quarter. License fees were $7 million for the quarter, a decrease of $3 million from the same quarter of 2007.

Notable deals in the quarter included the following:

•	A large state research institution in Tennessee extended its relationship with SunGard Higher Education and selected a full range of Banner Unified Digital Campus solutions and supporting services.

•	A private law school in New York renewed its relationship with SunGard Higher Education for continued support in managing its information technology.

•	A vocational training institute in Abu Dhabi selected a full range of Banner Unified Digital Campus solutions.

SunGard Higher Education’s Banner Unified Digital Campus was placed in the Leaders quadrant of the “Magic Quadrant for Higher Education Administrative Suites, 2008.”

Public Sector revenue decreased 6% to $94 million for the quarter, all of which was organic, with three percent attributable to changes in currency exchange rates. License fees were $5 million for the quarter, a decrease of $2 million from the same quarter of 2007.

Notable deals in the quarter included the following:

•	A national public safety improvement organization in the U.K. selected SunGard Public Sector to provide a case and custody tracking solution.

•	A statewide public safety agency in the U.S. selected SunGard Public Sector to provide dispatch and mobile computing solutions.

•	A K-12 school district in Missouri selected SunGard Public Sector’s financial and administrative software.

Availability Services revenue increased 8% to $398 million for the quarter. Organic revenue grew 3%. License fees associated with the Company’s acquisition of Strohl Systems were $4 million.

Notable deals in the quarter included the following:

•	A leading provider of asset and property management software solutions chose SunGard for managed services.

•	A global brokerage services firm chose SunGard as its managed services provider.

•	A technology leader in the life sciences industry selected SunGard for recovery services.

Financial Position

At September 30, 2008, total debt was $8.769 billion, cash balances were $1.588 billion and off-balance sheet debt was $448 million. During the nine months ended September 30, 2008, the Company invested $280 million in capital expenditures and $174 million (net of cash acquired) in four acquisitions. On

October 1, 2008, SunGard used $390 million to acquire 64.51% of GL TRADE SA, a global financial software solutions company, and continues to acquire additional shares through a tender offer in France.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, November 7, 2008 at 9:00 a.m. (Eastern Time). The dial-in number is 706-902-1370, conference ID 68976592. A replay will be available shortly after the end of the call through midnight on November 14, 2008. To listen to the replay, please dial 706-645-9291, conference ID 68976592. You may also listen to the call at www.investorcalendar.com, by clicking on the “audio” icon for SunGard. A replay will be available shortly after the end of the webcast, through midnight on November 14, 2008 at www.investorcalendar.com.

About SunGard

With annual revenue of $5 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 25 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Asset Arena, Banner and Phase3 are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Three Months Ended
	Sept. 30, 2007	Sept. 30, 2008

Revenue:
Services	$1,098	$1,267
License and resale fees	87	78

Total products and services	1,185	1,345
Reimbursed expenses	37	49

	1,222	1,394

Costs and expenses:
Cost of sales and direct operating	581	728
Sales, marketing and administration	240	245
Product development	64	84
Depreciation and amortization	63	70
Amortization of acquisition-related intangible assets	110	131

	1,058	1,258

Income from operations	164	136
Interest income	4	4
Interest expense and amortization of deferred financing fees	(161)	(142)
Other expense	(11)	(24)

Loss before income taxes	(4)	(26)
Income tax (benefit) expense	(15)	9

Net income (loss)	$11	$(35)

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2008

Revenue:
Services	$3,162	$3,679
License and resale fees	252	235

Total products and services	3,414	3,914
Reimbursed expenses	99	139

	3,513	4,053

Costs and expenses:
Cost of sales and direct operating	1,649	2,024
Sales, marketing and administration	748	815
Product development	202	241
Depreciation and amortization	183	207
Amortization of acquisition-related intangible assets	319	361

	3,101	3,648

Income from operations	412	405
Interest income	13	13
Interest expense and amortization of deferred financing fees	(485)	(433)
Other expense	(51)	(49)

Loss before income taxes	(111)	(64)
Income tax benefit	(21)	(9)

Net loss	$(90)	$(55)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Dec. 31, 2007	Sept. 30, 2008

Assets:
Current:
Cash and cash equivalents	$427	$1,588
Accounts receivable, net	353	340
Clearing broker assets	469	462
Prepaid expenses and other current assets	198	172
Retained interest in accounts receivable sold	243	237

Total current assets	1,690	2,799
Property and equipment, net	852	896
Software products, net	1,266	1,157
Customer base, net	2,745	2,615
Other assets, net	1,201	1,239
Goodwill	7,086	7,099

Total Assets	$14,840	$15,805

Liabilities and Stockholder's Equity:
Current:
Short-term and current portion of long-term debt	$55	$311
Accounts payable and accrued expenses	894	721
Clearing broker liabilities	434	459
Deferred revenue	825	856

Total current liabilities	2,208	2,347
Long-term debt	7,430	8,458
Deferred income taxes	1,646	1,572

Total liabilities	11,284	12,377
Stockholder's equity	3,556	3,428

Total Liabilities and Stockholder's Equity	$14,840	$15,805

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, merger costs, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Three Months Ended
	Sept. 30, 2007	Sept. 30, 2008
(in millions)
Income from operations	$164	$136

Amortization of acquisition-related intangible assets	110	131
Purchase accounting adjustments	5	11
Stock-based compensation and other costs	12	12

Adjusted income from operations	$291	$290

	Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2008
(in millions)
Income from operations	$412	$405

Amortization of acquisition-related intangible assets	319	361
Purchase accounting adjustments	8	32
Stock-based compensation and other costs	44	34

Adjusted income from operations	$783	$832

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, which were entered into in August 2005 and our senior notes entered into in September 2008. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Three Months Ended
	Sept. 30, 2007	Sept. 30, 2008
(in millions)
Net income (loss)	$11	$(35)
Interest expense, net	157	138
Income tax expense (benefit)	(15)	9
Depreciation and amortization	173	201

EBITDA	326	313
Purchase accounting adjustments	5	25
Non-cash charges	8	8
Unusual or non-recurring charges	(4)	9
Acquired EBITDA, net of disposed EBITDA	5	5
Other	13	7

Adjusted EBITDA—senior secured credit facilities	353	367
Loss on sale of receivables	5	4

Adjusted EBITDA—senior notes due 2013 and 2015 and senior subordinated notes due 2015	$358	$371

	Nine Months Ended
	Sept. 30, 2007	Sept. 30, 2008
(in millions)
Net loss	$(90)	$(55)
Interest expense, net	472	420
Income tax benefit	(21)	(9)
Depreciation and amortization	502	568

EBITDA	863	924
Purchase accounting adjustments	8	45
Non-cash charges	23	22
Unusual or non-recurring charges	38	17
Acquired EBITDA, net of disposed EBITDA	13	13
Other	22	31

Adjusted EBITDA—senior secured credit facilities	967	1,052
Loss on sale of receivables	21	13

Adjusted EBITDA—senior notes due 2013 and 2015 and senior subordinated notes due 2015	$988	$1,065